SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.[__])*

Delphi Financial Group, Inc.
(Name of Issuer)

Class A Common Stock, $0.01 par value
(Title of Class of Securities)

247131105
(CUSIP Number)

May 9, 2012
(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

(Page 1 of 18 Pages)

______________________________
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 247131105	13G	Page 2 of 18 Pages

1	NAME OF REPORTING PERSON Davidson Kempner Partners
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 745,688
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 745,688
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 745,688
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.48%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 247131105	13G	Page 3 of 18 Pages

1	NAME OF REPORTING PERSON Davidson Kempner Institutional Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,822,564
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,822,564
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,822,564
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.61%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 247131105	13G	Page 4 of 18 Pages

1	NAME OF REPORTING PERSON M. H. Davidson & Co.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 85,016
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 85,016
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 85,016
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.17%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 247131105	13G	Page 5 of 18 Pages

1	NAME OF REPORTING PERSON Davidson Kempner Capital Management LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,653,268
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,653,268
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,653,268
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.25%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 247131105	13G	Page 6 of 18 Pages

1	NAME OF REPORTING PERSON Thomas L. Kempner, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,653,268
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,653,268
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,653,268
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.25%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 247131105	13G	Page 7 of 18 Pages

1	NAME OF REPORTING PERSON Stephen M. Dowicz
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,653,268
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,653,268
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,653,268
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.25%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 247131105	13G	Page 8 of 18 Pages

1	NAME OF REPORTING PERSON Michael Herzog
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,653,268
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,653,268
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,653,268
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.25%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 247131105	13G	Page 9 of 18 Pages

Item 1 (a).	NAME OF ISSUER

Delphi Financial Group, Inc. (the "Company")

Item 1(b).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

1105 North Market Street Suite 1230, PO Box 8985 Wilmington, Delaware 19899

Item 2(a)	NAME OF PERSON FILING

This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":
(i)
Davidson Kempner Partners, a New York limited partnership ("DKP"). MHD Management Co., a New York limited partnership ("MHD"), is the general partner of DKP and MHD Management Co. GP, L.L.C., a Delaware limited liability company is the general partner of MHD.  DKCM (as defined below) is responsible for the voting and investment decisions of DKP;

(ii)
Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP"). Davidson Kempner Advisers Inc., a New York corporation, is the general partner of DKIP. DKCM is responsible for the voting and investment decisions of DKIP;

(iii)
M. H. Davidson & Co., a New York limited partnership ("CO"). M.H. Davidson & Co. GP, L.L.C., a Delaware limited liability company, is the general partner of CO. DKCM is responsible for the voting and investment decisions of CO;

(iv)
Davidson Kempner Capital Management LLC, a New York limited liability company and a registered investment adviser with the U.S. Securities and Exchange Commission, acts as investment manager to each of DKP, DKIP and CO ("DKCM") either directly or by virtue a sub-advisory agreement with the investment manager of the relevant fund.  The managing members of DKCM are Messrs. Thomas L. Kempner, Jr., Stephen M. Dowicz, Scott E. Davidson, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman, Conor Bastable, Shulamit Leviant and Morgan Blackwell; and

(v)
Messrs. Thomas L. Kempner, Jr., Stephen M. Dowicz and Michael Herzog, through DKCM, are responsible for the voting and investment decisions relating to the securities held by DKP, DKIP and CO reported herein.

CUSIP No. 247131105	13G	Page 10 of 18 Pages

Item 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE

The address of the principal business office of each of the Reporting Persons is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

Item 2(c).	CITIZENSHIP

(i)	DKP – a New York limited partnership
(ii)	DKIP – a Delaware limited partnership
(iii)	CO – a New York limited partnership
(iv)	DKCM – a New York limited liability company
(v)	Thomas L. Kempner, Jr. – United States
(vi)	Stephen M. Dowicz – United States
(vii)	Michael Herzog – United Kingdom

Item 2(d).	TITLE OF CLASS OF SECURITIES

Class A Common Stock, $0.01 par value (the "Common Stock")

Item 2(e).	CUSIP NUMBER
247131105

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO Rules 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)	☐	Broker or dealer registered under Section 15 of the Act;
(b)	☐	Bank as defined in Section 3(a)(6) of the Act;
(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act;
(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940;
(e)	☐	An Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E);
(f)	☐	An Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

CUSIP No. 247131105	13G	Page 11 of 18 Pages

(g)	☐	Parent Holding Company, in accordance with Rule 13d-1(b)(1)(ii)(G);
(h)	☐	Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i)	☐	Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;
(j)	☐	Non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);
(k)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution: ______________.

Item 4.	OWNERSHIP

The percentages used in this Schedule 13G are calculated based upon 50,529,529 shares of Common Stock outstanding as of April 30, 2012, as reported in the Company's Quarterly Report on Form 10-Q/A, filed on May 10, 2012.

A.	DKP

	(a)	Amount beneficially owned: 745,688 shares of Common Stock.
	(b)	Percent of class: 1.48%.
	(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote: 0
(ii)	shared power to vote or to direct the vote: 745,688 shares of Common Stock.
(iii)	sole power to dispose or to direct the disposition: 0
(iv)	shared power to dispose or to direct the disposition: 745,688 shares of Common Stock

B.	DKIP

	(a)	Amount beneficially owned: 1,822,564 shares of Common Stock.
	(b)	Percent of class: 3.61%.
	(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote: 0
(ii)	shared power to vote or to direct the vote: 1,822,564 shares of Common Stock.
(iii)	sole power to dispose or to direct the disposition: 0
(iv)	shared power to dispose or to direct the disposition: 1,822,564 shares of Common Stock

CUSIP No. 247131105	13G	Page 12 of 18 Pages

C.	CO

	(a)	Amount beneficially owned: 85,016 shares of Common Stock.
	(b)	Percent of class: 0.17%.
	(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote: 0
(ii)	shared power to vote or to direct the vote: 85,016 shares of Common Stock.
(iii)	sole power to dispose or to direct the disposition: 0
(iv)	shared power to dispose or to direct the disposition: 85,016 shares of Common Stock.

D.	DKCM

	(a)	Amount beneficially owned: 2,653,268 shares of Common Stock.
	(b)	Percent of class: 5.25%.
	(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote: 0
(ii)	shared power to vote or to direct the vote: 2,653,268 shares of Common Stock.
(iii)	sole power to dispose or to direct the disposition: 0
(iv)	shared power to dispose or to direct the disposition: 2,653,268 shares of Common Stock.

E.	Thomas L. Kempner, Jr.
	(a)	Amount beneficially owned: 2,653,268 shares of Common Stock.
	(b)	Percent of class: 5.25%.
	(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote: 0
(ii)	shared power to vote or to direct the vote: 2,653,268 shares of Common Stock.
(iii)	sole power to dispose or to direct the disposition: 0
(iv)	shared power to dispose or to direct the disposition: 2,653,268 shares of Common Stock.

CUSIP No. 247131105	13G	Page 13 of 18 Pages

F.	Stephen M. Dowicz
	(a)	Amount beneficially owned: 2,653,268 shares of Common Stock.
	(b)	Percent of class: 5.25%.
	(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote: 0
(ii)	shared power to vote or to direct the vote: 2,653,268 shares of Common Stock.
(iii)	sole power to dispose or to direct the disposition: 0
(iv)	shared power to dispose or to direct the disposition: 2,653,268 shares of Common Stock.

G.	Michael Herzog
	(a)	Amount beneficially owned: 2,653,268 shares of Common Stock.
	(b)	Percent of class: 5.25%.
	(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote: 0
(ii)	shared power to vote or to direct the vote: 2,653,268 shares of Common Stock.
(iii)	sole power to dispose or to direct the disposition: 0
(iv)	shared power to dispose or to direct the disposition: 2,653,268 shares of Common Stock.

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

CUSIP No. 247131105	13G	Page 14 of 18 Pages

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

Item 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable.

Item 10.	CERTIFICATION

Each of the Reporting Persons hereby makes the following certification:

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 247131105	13G	Page 15 of 18 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATE: May 17, 2012	DAVIDSON KEMPNER PARTNERS
By: MHD Management Co.,
its General Partner

By: MHD Management Co. GP, L.L.C.,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

DAVIDSON KEMPNER INSTITUTIONAL PARTNERS, L.P.
By: Davidson Kempner Advisers Inc.,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: President

M.H. DAVIDSON & CO.
By: M.H. Davidson & Co. GP, L.L.C.,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

CUSIP No. 247131105	13G	Page 16 of 18 Pages

DAVIDSON KEMPNER CAPITAL MANAGEMENT LLC

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

/s/ Thomas L. Kempner, Jr.
Thomas L. Kempner, Jr.

/s/ Stephen M. Dowicz
Stephen M. Dowicz

/s/ Michael Herzog
Michael Herzog

CUSIP No. 247131105	13G	Page 17 of 18 Pages

JOINT ACQUISTITION STATEMENT

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATE: May 17, 2012	DAVIDSON KEMPNER PARTNERS
By: MHD Management Co.,
its General Partner

By: MHD Management Co. GP, L.L.C.,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

DAVIDSON KEMPNER INSTITUTIONAL PARTNERS, L.P.
By: Davidson Kempner Advisers Inc.,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: President

M.H. DAVIDSON & CO.
By: M.H. Davidson & Co. GP, L.L.C.,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

CUSIP No. 247131105	13G	Page 18 of 18 Pages

DAVIDSON KEMPNER CAPITAL MANAGEMENT LLC

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

/s/ Thomas L. Kempner, Jr.
Thomas L. Kempner, Jr.

/s/ Stephen M. Dowicz
Stephen M. Dowicz

/s/ Michael Herzog
Michael Herzog